FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WEIRTON STEEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                       06-1075442
(State of incorporation
or organization)    (IRS employer identification no.)

400 Three Springs Drive, Weirton, West Virginia              26062
(Address of principal executive offices)                 (Zip code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A(c)(1) please check the following box.
[X]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                Name of each exchange on which
to be so registered                each class is to be registered
-------------------                    ----------------------------
11 1/2% Notes due 1998                 New York Stock Exchange
10 7/8% Notes due 1999                 New York Stock Exchange
11 3/8% Notes due 2004                 New York Stock Exchange
10 3/4% Notes due 2005                 New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None


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Item 1.  Description of Registrant's Securities to be Registered.

  (a) 11 1/2% Notes due 1998 - The material set forth in the section captioned "Description of the Notes" in the Registrant's Amendment No. 3 to Form S-2 Registration Statement (Registration No. 33-53476) filed with the Securities and Exchange Commission on February 25, 1993 is incorporated herein by reference.

  (b) 10 7/8% Notes due 1999 - The material set forth in the section captioned "Description of the Notes" in the Registrant's Amendment No. 1 to Form S-1 Registration Statement (Registration No. 33-31089) filed with the Securities and Exchange Commission on October 6, 1989 is incorporated herein by reference.

  (c) 11 3/8% Notes due 2004 - The material set forth in the section captioned "Description of the Notes" in the Registrant's Amendment No. 1 to Form S-4 Registration Statement (Registration No. 333-07913) filed with the Securities and Exchange Commission on August 9, 1996 is incorporated herein by reference.

  (d) 10 3/4% Notes due 2005 - The material set forth in the section captioned "Description of the Notes" in the Registrant's Form S-4 Registration Statement (Registration No. 33-61345) filed with the Securities and Exchange Commission on July 27, 1995 is incorporated herein by reference.


Item 2.  Exhibits.

  (a) Indenture, dated March 1, 1993, between the Registrant and Bankers Trust Company, as trustee, relating to the 11 1/2% Notes due 1998 is incorporated herein by reference from Exhibit 4.1 to the Registrant's Amendment No. 2 to Form S-2 Registration Statement (Registration No. 33-53476) filed with the Securities and Exchange Commission on February 9, 1993.

  (b) Indenture, dated October 15, 1989, between the Registrant and First Bank, N.A. (now First Trust St. Paul), as trustee, relating to the 10 7/8% Notes due 1999 is incorporated herein by reference from Exhibit 4.1 to the Registrant's Amendment No. 1 to Form S-1 Registration Statement (Registration No. 33-31089) filed with the Securities and Exchange Commission on October 6, 1989.

  (c) Indenture, dated July 3, 1996, between the Registrant and Bankers Trust Company, as trustee, relating to the 11 3/8% Notes due 2004 is incorporated herein by reference from Exhibit 4.5 to the Registrant's Form S-4 Registration Statement (Registration No. 333-07913) filed with the Securities and Exchange Commission on July 10, 1996.

  (d) Indenture, dated June 12, 1995, between the Registrant and Bankers Trust Company, as trustee, relating to the 10 3/4% Notes due 2005 is incorporated herein by reference from Exhibit 4.4 to the Registrant's Form S-4 Registration Statement (Registration No. 33-61345) filed with the Securities and Exchange Commission on July 27, 1995.



                              SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 25th day of February, 1997.


/s/William R. Kiefer
By:  William R. Kiefer
Title:  Vice President - Law